EXHIBIT 10.22

                        REVOLVING CREDIT PROMISSORY NOTE


$20,000,000                    HOUSTON, TEXAS            SEPTEMBER 30, 1998


      FOR VALUE RECEIVED, LANDCARE USA, INC. ("BORROWER"), promises to pay to the order of NATIONSBANK, N.A. (together with any subsequent holder of this note, "LENDER"), at its offices at 901 Main Street, Dallas, Texas 75202, on or before November 5, 1998, the sum of TWENTY MILLION DOLLARS (or such lesser sum as shall then be outstanding hereunder), together with interest on the unpaid principal balance from time to time outstanding at a rate per annum which shall from day to day be equal to the lesser of (a) as selected by Borrower, either the Variable Rate, calculated on the basis of actual days elapsed and a 365-day year, or the LIBOR Rate, calculated on the basis of actual days elapsed and a 360-day year, or (b) the Highest Lawful Rate, calculated on the basis of actual days elapsed and a 365-day year. Each change in the rate charged hereunder will become effective without notice to Borrower on the effective date of each change in the Variable Rate, the LIBOR Rate or the Highest Lawful Rate, as applicable. If at any time the Variable Rate or LIBOR Rate exceeds the Highest Lawful Rate, thereby causing the interest hereto to be limited to the Highest Lawful Rate, then any subsequent reduction in the Variable Rate or LIBOR Rate shall not reduce the interest hereon below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Variable Rate or LIBOR Rate had at all times been in effect. All past-due principal and accrued interest thereon shall, at the option of Lender, bear interest from maturity (stated or by acceleration) until paid at the Variable Rate plus 2%.

      "VARIABLE RATE" means the sum of 0.25% plus the rate of interest established from time to time by NationsBank, N.A. as its general reference rate of interest, after taking into account such factors as it may from time to time, in its sole discretion, deem appropriate (it being understood that NationsBank, N.A. may from time to time make various loans at rates of interest having no relationship to such general rate). "LIBOR RATE" means for any Interest Period (as defined below) the sum of 1.50% plus the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any LIBOR Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to Interest Period; PROVIDED, HOWEVER, THAT if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. "HIGHEST LAWFUL RATE" means the maximum rate of interest which Lender is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

      1. PAYMENTS. The principal of this note is payable in full on November 5, 1998 (the "MATURITY DATE"). Accrued interest is payable upon the earlier of the maturity (stated or by acceleration) or cancellation of this note. If any payment is due on a day which is not a Business Day, Borrower shall be entitled to delay such payment until the next Business Day, but interest shall continue to accrue until the payment is in fact made. Each payment or prepayment hereon must be paid at the office of NationsBank, N.A., set forth above in lawful and freely transferable money of the United

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States of America and in funds which are or will be available for immediate use by Lender at such office by noon (Dallas, Texas time) on the day due, without setoff or counterclaim and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges, of whatever nature, shall not be less than the amounts otherwise specified to be paid hereunder. "BUSINESS DAY" means (a) for all purposes, any day OTHER THAN Saturday, Sunday, and any other day that commercial banks are authorized by law to be closed in Texas and (b) for purposes of any LIBOR Rate advance, a day that satisfies the requirements of CLAUSE (A) and is a day that commercial banks are open for domestic or international business in London.

      2. REVOLVING CREDIT. Lender shall disburse the principal of this note to Borrower in one or more advances (each in an amount of not less than $1,000,000 and in an integral multiple thereof) from time to time upon not less than one (in the case of a Variable Rate advance) and three (in the case of a LIBOR Rate advance) Business Days prior written request (which shall be irrevocable), and Borrower may prepay the principal of, and accrued interest on, this note from time to time, and at any time, in whole or in part, without premium or penalty, and, thereafter, prior to the Maturity Date, request Lender to make additional advances of principal hereunder. This note shall not be deemed to be terminated or cancelled prior to the Maturity Date simply because the entire principal balance hereof may from time to time be paid in full.

      3. COVENANTS. Until this note is paid in full, Borrower shall: (a) keep proper and complete books, records and accounts and permit Lender to inspect and copy them and to inspect Borrower's properties and discuss Borrower's affairs, conditions and finances with any director or employee of Borrower; (b) pay when due all taxes (except those being contested in good faith by appropriate proceedings and for which adequate reserves therefore have been made in accordance with generally accepted accounting principles) and not use any portion of any advance to pay wages unless a timely payment of all amounts of tax required to be deducted or withheld therefrom is also made; and (c) maintain its corporate existence and good standing in Delaware and its qualification to do business and good standing as a foreign corporation in Texas.

      4.    INTEREST AND YIELD PROTECTION.

            (a) INTEREST CALCULATIONS. The provisions of this note relating to calculation of the Variable Rate and LIBOR Rate are included herein only for the purpose of determining the rate of interest or other amounts to be paid under this note that are based upon those rates. Lender may fund and maintain its funding of all or any part of each advance as it selects.

            (b) INTEREST PERIODS. When Borrower requests any LIBOR Rate advance, Borrower may elect the applicable interest period (each an "INTEREST PERIOD"), which may be, at Borrower's option, any period of days ending on or before the Maturity Date.

            (c) CONVERSIONS. Borrower may (a) on the last day of the applicable Interest Period convert all or part of a LIBOR Rate advance to a Variable Rate advance, (b) at any time convert all or part of a Variable Rate advance to a LIBOR Rate advance, and (c) elect a new Interest Period for a LIBOR Rate advance. Any such conversion is subject to the dollar limits and denominations of PARAGRAPH 2 above and may be accomplished by delivering a written request to Lender no later than (i) three Business Days before the conversion date for conversion to a LIBOR Rate advance and the last day of the Interest Period, for the election of a new Interest Period, and (ii) one Business Day before the last day of the Interest Period for conversion to a Variable Rate advance. Absent Borrower's notice of conversion or election of a new Interest Period, a LIBOR Rate advance shall be converted to a Base Rate advance when the applicable Interest Period expires.

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            (d) BASIS UNAVAILABLE OR INADEQUATE FOR LIBOR. If, on or before any date when a LIBOR Rate is to be determined, Lender determines that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lender of making or converting advances at that rate for the applicable Interest Period, then Lender shall promptly notify Borrower of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable advance shall bear interest at the Variable Rate. Until Lender notifies Borrower that those circumstances no longer exist, Lender's commitment under this note to make, or to convert to, LIBOR Rate advances will be suspended.

            (e) ADDITIONAL COSTS. With respect to any law, requirement, request, directive or change affecting banking institutions generally:

                  (i) With respect to any LIBOR Rate advance, if (A) any change in present law or any future law imposes, modifies, or deems applicable (or if compliance by any Lender with any such requirement of any tribunal results in) any such requirement that any reserves (including, without limitation, any marginal, emergency, supplemental or special reserves) be maintained, and (B) those reserves reduce any sums receivable by Lender under this note or increase the costs incurred by Lender in advancing or maintaining any portion of any LIBOR Rate advance, then Lender shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Lender upon demand. The provisions of and undertakings and indemnification set forth in this PARAGRAPH 4(E)(I) shall survive the satisfaction and payment of this note.

                  (ii) With respect to any advance, if any change in present law or any future law regarding capital adequacy or compliance by Lender with any request, directive or requirement now existing or hereafter imposed by any tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this note to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this note) Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Lender upon demand. The provisions of and undertakings and indemnification set forth in this PARAGRAPH 4(E)(II) shall survive the satisfaction and payment of this note.

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                  (iii) Any taxes payable by Lender or ruled payable by Lender in respect of this note shall, if permitted by law, be paid by Borrower, together with interest and penalties, if any (except for taxes imposed on or measured by the overall net income of Lender and franchise or similar taxes of Lender and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of Lender). Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall promptly pay that amount to Lender. If Lender subsequently receives a refund of the taxes paid to it by Borrower, then it shall promptly pay the refund to Borrower.

            (f) CHANGE IN LAWS. If any law makes it unlawful for Lender to make or maintain LIBOR Rate advances, then Lender shall promptly notify Borrower, and (a) as to undisbursed funds, advances shall be made as a Base Rate advance, and (b), as to any outstanding advance, (i) if maintaining the advance until the last day of the applicable Interest Period is unlawful, the advance shall be converted to a Variable Rate advance as of the date of notice and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the advance shall be converted to a Variable Rate advance as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the advance, without penalty, together with any related Funding Loss. "FUNDING LOSS" means, without duplication, (a) the administrative or reemployment costs customarily charged by Lender when (i) Borrower fails or refuses (for any reason OTHER THAN Lender's failure to comply with this note) to take any advance that it has requested under this note, or (ii) Borrower prepays or pays any advance or converts any advance to an advance of another type, in each case, before the last day of the applicable Interest Period, PLUS (b) an amount equal to the excess of the amount of interest that would have accrued on the advance at the elected interest rate during the remainder of the applicable Interest Period (but for such failure, refusal, payment, prepayment or conversion) over the amount of interest that would accrue on the same type of Borrowing for an interest period of the same duration as the remainder of the applicable Interest Period.

            (g) FUNDING LOSS. BORROWER AGREES TO INDEMNIFY LENDER AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS. When Lender demands that Borrower pay any Funding Loss, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this PARAGRAPH 4(G) shall survive the satisfaction and payment of this note.



      5. CONDITIONS. Notwithstanding the commitment of Lender set forth in PARAGRAPH 2 above and in the Commitment Letter between NationsBank, N.A., and Borrower dated September 30, 1998 (the "COMMITMENT LETTER"), Lender shall not be obligated to make any advance hereunder until it receives, in form and substance satisfactory to it, an opinion of Borrower's counsel as to (a) Borrower's existence and good standing in Delaware and its qualification to do business and good standing as a foreign corporation in Texas, and (b) the authorization, execution and delivery of the note, its legal, valid and enforceable nature, and the absence of any conflict with Borrower's certificate of incorporation or bylaws or any laws binding upon Borrower.

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      6. ORDER OF APPLICATION. All payments and prepayments on this note shall be applied by Lender FIRST, to accrued interest; SECOND, to expenses for which Lender is due to be reimbursed; and THIRD, to principal.

      7. DEFAULT. The term "DEFAULT" means: (a) The failure or refusal of Borrower to make any payment hereunder when due or to comply with any provision herein; (b) a "Default" as defined in the Credit Agreement dated as of June 9, 1998, among Borrower, The First National Bank of Chicago, as Agent, and the Lenders named therein, as in effect on the date hereof (the "CREDIT AGREEMENT");
(c) any increase above $55,000,000 in the credit available to Borrower under the Credit Agreement; (d) the discovery by Lender that any statement by Borrower herein or in connection herewith is false or misleading; or (e) Borrower becomes insolvent, fails to pay its debts generally as they become due or becomes the subject of any proceeding under any debtor relief law. In the event of a Default, Lender may (i) declare the entire unpaid balance of this note, or any part hereof, immediately due and payable, whereupon it shall be due and payable (PROVIDED THAT, upon the occurrence of a Default under CLAUSE (D) above, this note shall automatically become due and payable without notice or other action of any kind); (ii) terminate its commitment to lend under this note and the Commitment Letter; (iii) offset against this note any sum or sums owed by Lender to Borrower; and/or (iv) proceed to protect and enforce any other legal or equitable right or remedy of Lender. No delay on the part of Lender in the exercise of any power or right or single or partial exercise of any such power or right, under this note or any other instrument executed in connection herewith, shall operate as a waiver thereof. Enforcement of any security for this note shall not constitute an election of remedies so as to preclude the exercise of any other remedy.

      8. WAIVER. Borrower and each other party ever liable for the payment of any sum hereunder jointly and severally waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree that their liability regarding this note shall not be affected by any renewal, extension, indulgence or any release or change in security, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number thereof.

      9. ATTORNEYS' FEES AND COSTS. Borrower agrees to reimburse Lender for its expenses (including, but not limited to, attorneys' fees) incurred in the preparation, negotiation and execution of this note and any documents related hereto. If this note is placed in the hands of an attorney for collection, or if this note is collected in whole or in part through legal proceedings of any nature, Borrower promises to pay all costs of collection, including but not limited to reasonable attorneys' fees incurred by Lender, whether or not suit is filed.

      10. NOTICES. Any notice or demand given hereunder shall be deemed to have been given and received (a) when actually received, if delivered in person, or
(b) if mailed to the address opposite the recipient's signature below (whether ever received or not), two Business Days after deposit in the U.S. Mail, postage prepaid.

      11. GOVERNING LAW. This note is intended to be performed in Texas and the laws of Texas shall govern its validity, enforcement and interpretation. Borrower hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas and irrevocably waives any objection to venue or claim of an inconvenient forum with respect to the district courts of Harris County, Texas, or the U.S. District Court for the Southern District of Texas (Houston Division) in any dispute related to this note, and irrevocably consents to the service of process out of any of such courts by postage prepaid certified mail to its address below.

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      12. HEADINGS. The headings herein are for convenience only and shall not be deemed a part hereof.

      13. SUCCESSORS AND ASSIGNS. All of Borrower's agreements in this note shall bind its successors and assigns (PROVIDED, HOWEVER, THAT Borrower may not, without the prior consent of Lender, assign any rights, powers or obligations under this note).

      14. MAXIMUM INTEREST RATE. Regardless of any provision contained herein or in any document related hereto, Lender shall never be entitled to receive, collect or apply as interest any amount in excess of the Highest Lawful Rate. In the event Lender ever receives, collects or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and, if the principal hereof is paid in full, any remaining excess shall be refunded to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and Lender shall (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term hereof (PROVIDED THAT if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence exceeds the Highest Lawful Rate, Lender shall apply or refund such excess as provided above, and shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate).

      15. ENTIRETY AND AMENDMENTS. THIS NOTE AND THE COMMITMENT LETTER (COLLECTIVELY, THE "COMMITMENT DOCUMENTS") REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. The Commitment Documents embody the entire written agreement between the parties, supersedes all prior written agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower and Lender.


ADDRESS:                                  LANDCARE USA, INC.

5850 San Felipe, Suite 500
Houston, Texas  77057                     By: ____________________________
Attention:  William J. Fiedler                Name: ______________________
            General Counsel                   Title: _____________________



ADDRESS:                                  NATIONSBANK, N.A.

700 Louisiana Street, 8th Floor
Houston, Texas  77002                     By: ____________________________
Attention:  Richard L. Nichols, Jr.           Name: ______________________
                                              Title: _____________________


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